EXHIBIT 3

FIRST AMENDMENT TO SECURITIES PURCHASE AGREEMENT

This First Amendment to the Securities Purchase Agreement (“Amendment”) is made as of January 27, 2011, between Cascade Bancorp (the “Company”) and WLR CB AcquisitionCo LLC (the “Investor”).

I.           RECITALS

1.	The parties to this Amendment entered into that certain Securities Purchase Agreement dated November 16, 2010 (the “Agreement”);

2.	The parties to this Amendment wish to amend the Agreement as set forth below.

The parties to this Amendment hereby agree as follows:

II.           AMENDMENT

A.	Amendment to Section 3.3(a).

The Agreement is amended by deleting current Section 3.3(a) in its entirety and replacing it with the following new Section 3.3(a):

(a)           From the date of this Agreement, until the date when the shares of Common Stock owned by the Investor in the aggregate represent less than 4.9% of all of the outstanding Common Shares (counting for such purposes all shares of Common Stock into or for which the securities of the Company owned by the Investor are directly or indirectly convertible or exercisable and excluding as shares owned and shares outstanding all Common Shares issued by the Company after the Closing Date), the Company will ensure that upon reasonable notice, the Company and its subsidiaries will afford to the Investor and its representatives (including employees of the Investor, and counsel, accountants, financial and investment banking advisors and other professionals retained by the Investor) no more than once in each calendar quarter such access during normal business hours to its books, records, properties and personnel and to such other information as the Investor may reasonably request.

B.	Amendment to Section 4.2(f).

The Agreement is amended by deleting current Section 4.2(f) in its entirety and replacing it with the following new Section 4.2(f):

           (f)           The Company hereby agrees that, from and after the Closing Date, for so long as the Investor, together with its respective Affiliates, owns at least 5% or more of all of the outstanding shares of Common Stock (counting for such purposes all shares of Common Stock into or for which the securities of the Company owned by the Investor are directly or indirectly convertible or exercisable and excluding as shares owned and shares outstanding all Common Shares issued by the Company after the Closing Date), the Company shall, subject to applicable law, invite a person designated by the Investor and reasonably acceptable to the Board of

Directors (the “Board Observer”) to attend meetings of the Board of Directors and the board of directors of the Company Bank in a nonvoting observer capacity.  If the Investor no longer beneficially owns the minimum number of shares of Common Stock as specified in the first sentence of this Section 4.2(f), the Investor shall have no further rights under this Section 4.2(f).

C.	Conflict.

To the extent there is a conflict between the terms and provisions of this Amendment and the Agreement, the terms and provisions of this Amendment will govern.

D.	No Further Amendment.

Except as expressly modified by this Amendment, the Agreement shall remain unmodified and in full force and effect. The Company and the Investor hereby ratify their respective obligations thereunder.

E.	Governing Law.

This Amendment will be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.  The parties hereto irrevocably and unconditionally agree that any suit or proceeding arising out of or relating to this Amendment and the transactions contemplated hereby will be tried exclusively in the U.S. District Court for the Southern District of New York or, if that court does not have subject matter jurisdiction, in any state court located in The City and County of New York and the parties agree to submit to the jurisdiction of, and to venue in, such courts.

F.	Waiver of Jury Trial.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AMENDMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

G.	Counterparts and Facsimile.

For the convenience of the parties hereto, this Amendment may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement.  Executed signature pages to this Amendment may be delivered by facsimile and such facsimiles will be deemed as sufficient as if actual signature pages had been delivered.

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first herein above written.

CASCADE BANCORP

By:	/s/ Patricia L. Moss
Name:	Patricia L. Moss
Title:	Chief Executive Officer

WLR CB ACQUISITIONCO LLC

By:	WLR Recovery Fund IV, L.P.,
Its:	Sole Manager

By:	WLR Recovery Associates IV LLC,
Its:	General Partner

By:	WL Ross Group, L.P.,
Its:	Managing Member

By:	El Vedado, LLC,
Its:	General Partner

By:	/s/ Michael Gibbons
Name:	Michael Gibbons
Title:	Authorized Person

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